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                                   EXHIBIT 11



CENTURY INDUSTRIES, INC., AND SUBSIDIARIES
COMPUTATION OF EARNINGS PER COMMON SHARE
FOR THE THREE MONTHS ENDED MARCH 31, 1998 AND 1997



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
         ---------------------------------------------------------------------------------------------------------------------
                                                                              Three Months                 Three Months
                                                                             Ended March 31,              Ended March 31,
                                                                                   1998                       1997
         ---------------------------------------------------------------------------------------------------------------------
         Shares Outstanding.........................................          7,683,000                    6,096,000
         Weighted average shares outstanding................                  7,500,000                    5,500,000
         Net Income (Loss)...........................................        $ (161,082)                  $  202,941
         Preferred Dividends                                                 ----------                     (141,950)
                                                                             ----------                   -----------
         Total Net Income (Loss) Available for Common Stockholders'          $ (161,082)                  $   60,991
                                                                             ===========                  ==========

         Basic and Diluted Earnings (Loss) Per Share:
         Earnings (Loss) Per Share                                               $(0.02)                      $0.01
                                                                                  ------                      -----
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